EXHIBIT 10.66
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) is effective as of December 4, 2006 (the “Effective Date”), and is entered into by and between Michael Tansey (“Employee”) and La Jolla Pharmaceutical Company (the “Company”).
     WHEREAS, the Company offered Employee employment pursuant to an offer letter and agreement dated July 10, 2006 (the “Offer Letter”);
     WHEREAS, the parties hereto desire to amend and restate the terms of Employee’s employment in this Agreement.
     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Title; Other Consulting. Employee shall have the title of EVP & Chief Medical Officer. In this capacity, Employee will report to the Company’s Chief Executive Officer. Employee will be permitted to provide consulting services to other entities and persons during his employment hereunder provided (i) such consulting does not interfere with Employee’s ability to perform his duties and responsibilities hereunder, and (ii) such consulting does not involve anything pertaining to research, diagnosis or treatment of lupus, including but not limited to any therapeutics for lupus.
     2. Compensation,
          (a) Annual Base Salary. As compensation for all services to be rendered by Employee under this Agreement, the Company shall pay Employee a base annual salary of $325,000, which salary shall be paid in conformity with the Company’s pay practices generally applicable to Company executives.
          (b) Bonus. Employee will be eligible for a target bonus of up to 40% of his base annual salary, with any bonus for 2006 to be prorated. The bonus for each year will be determined by the achievement of goals established for (i) Employee’s position, and (ii) overall Company performance, and is subject to approval by the Company’s Board of Directors.
          (c) Benefits. During the term of his employment, Executive shall be entitled to participate in all employee benefit plans and programs, including paid vacations, to the same extent generally available to Company executives, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.
          (d) Health Insurance. If Employee declines to participate in the Company’s group health plan, then for each full year of non-participation, the Company will pay Employee $9600 to compensate him for the purchase of supplemental medical coverage. Said payment will be made in a lump sum on or before August 1 of each year of employment hereunder.

          (d) Stock Options. In connection with this Agreement, Employee has been granted a stock option to purchase 87,000 shares of the Company’s stock pursuant to the terms of the Company’s 2004 Equity Incentive Plan. This option is in addition to an earlier option to purchase 113,000 shares pursuant to the same Plan.
     3. Termination; Severance.
          (a) If (i) Employee’s employment is terminated by the Company without Cause or (ii) if a Change in Control of the Company occurs and Employee’s employment with the Company or its successor Terminates In Connection With a Change in Control, and in the absence of any event or circumstance constituting Cause, then, in either case:
               (A) Employee will be entitled to receive from the Company an amount in severance equal to 9 months of Employee’s then-current base salary (the “Severance Amount”). The Severance Amount will be paid in a lump sum promptly after Employee has executed and delivered to the Company a release, in form and substance satisfactory to the Company, of all claims arising in connection with Employee’s employment with the Company and termination thereof;
               (B) Provided that Employee has elected not to be covered by the Company’s group health insurance plan, Employee will be paid $800 for each month during the 9-month severance period that Employee has not previously received payment to compensate him for his supplemental medical coverage.
               (C) Notwithstanding anything to the contrary in the option plan pursuant to which Employee’s options were granted, all options granted to Employee prior to the Termination Date (the “Options”) shall automatically vest and become fully exercisable as of the Termination Date notwithstanding any vesting or performance conditions applicable thereto, and such Options shall remain exercisable for (i) one year following the Termination Date or (ii) if the plan or grant agreement pursuant to which certain Options were granted provides that such Options will be exercisable for a period longer than one year in circumstances where Employee is terminated without Cause or Employee’s employment Terminates In Connection With a Change in Control, then such longer exercise period shall apply with respect to such Options; provided that, in either case, (A) in no event will Options be exercisable beyond the duration of the original term thereof and (B) if the Options qualify as an incentive stock option under the Internal Revenue Code and applicable regulations thereunder, the exercise period thereof shall not be extended in such a manner as to cause the Options to cease to qualify as an incentive stock option unless Executive elects to forego incentive stock option treatment and extend the exercise period thereof as provided herein.
          (b) “Change in Control” of the Company has the meaning set forth in the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan.
          (c) “Cause” means the occurrence of one or more of the following: (i) Employee commits a felony or any crime involving moral turpitude, embezzlement, fraud or misappropriation; (ii) Employee breaches this Agreement or any other agreement entered into with the Company, or breaches a material policy of the Company;

(iii) Employee engages in a dishonest act or willful misconduct ; or (iv) Employee fails, after receipt of written notice and after receiving a period of at least 10 days following such notice, to follow a lawful direction of the CEO or Board of Directors.
          (d) Employee’s employment with the Company or its successor will be deemed a “Termination In Connection With” a Change in Control if, within 180 days after the consummation of the Change of Control: (i) Employee is removed from Employee’s employment by, or resigns his employment upon the request of, a person exercising practical voting control over the Company or its successor following the Change in Control or a person acting upon authority or at the instruction of such person; (ii) Employee’s position is eliminated as a result of a reduction in force made to reduce over-capacity or unnecessary duplication of personnel and Employee is not offered a replacement position with the Company or its successor as a Vice President with compensation and functional duties substantially similar to the compensation and duties in effect immediately before the Change in Control; or (iii) Employee resigns his employment with the Company or its successor rather than comply with a relocation of his primary work site more than 50 miles from the Company’s headquarters.
      4. Section 409A.
          (a) Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement or otherwise would constitute deferred compensation subject to Section 409A, then no such payment will be made under this Agreement until the earliest of (i) the date which is six months after Employee’s “separation from service” for any reason, other than “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (ii) the date of Employee’s “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or (iii) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).
          (b) The provisions of this Section 4 shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or United States Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
     5. Arbitration of Disputes. If any dispute arises which cannot be resolved by mutual discussion between the Company and Employee, each party hereto agrees to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Service (JAMS) or such other arbitration service as the Company and Employee agree upon, and the substantive law of California. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator, unless Employee initiates the claim, in which case he will contribute an amount equal to the filing fee for a claim initiated in a state court of general jurisdiction in California. The Company and Employee agree that this promise to arbitrate covers any disputes that the Company may have against Employee, or that Employee may have against the Company and all of its affiliated entities and their directors, officers and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state or local law; any tort; and any other aspect of Employee’s compensation or employment. The Company and Employee further agree that arbitration as provided in this Section 5 shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Company and Employee agree that any such arbitration shall be conducted in the San Diego, California metropolitan area unless otherwise mutually agreed.
     6. Miscellaneous.
          (a) Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.
          (b) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement. For the sake of clarity, this Agreement supersedes and replaces the terms set forth in the Offer Letter. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns.
          (c) Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.
          (d) Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.
          (e) Further Assurances. Each party hereto shall promptly execute and deliver such further instruments and take such further actions as the other party may reasonably require or request in order to carry out the intent of this Agreement.

          (f) No Change in Terms of Employment. Employee will continue to be bound by the Company’s policies and this Agreement does not change Employee’s employment status with the Company. As with all employees at the Company, Employee or the Company may, subject to the terms of this Agreement, terminate Employee’s employment at any time for any reason whatsoever, with or without cause or advance notice.
          (g) Withholding Taxes. The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.
          (h) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California.
          (i) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above in San Diego, California.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Deirdre Gillespie	12/1/2006

	Deirdre Gillespie President and CEO	Date

EMPLOYEE

By:	/s/ Michael Tansey	12/1/2006

	Michael Tansey	Date